Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 16, 2020
Registration Statement Nos. 333-233850 and 333-233850-01

*FULL PRICING* $682mm Exeter Automobile Receivables Trust (EART) 2020-3
Lead Managers: Citi(Str.) and Deutsche Bank
Co-Managers: Barclays, Blackstone, Citizens, Wells Fargo

CLS	SIZE($MM)	WAL	S&P/Mdy's	WNDW	L.FNL	BNCH	SPRD	YLD	CPN	$PX
A-1	68.000	0.12	A-1+/P-1	1-3	10/15/2021	IntL	5	0.21832	0.21832	100.0000
A-2	161.400	0.48	AAA/Aaa	3-10	10/17/2022	EDSF	21	0.469	0.46	99.99592
A-3	88.050	1.06	AAA/Aaa	10-17	10/16/2023	EDSF	30	0.528	0.52	99.99214
B	92.120	1.69	AA/Aa1	17-25	09/16/2024	EDSF	58	0.801	0.79	99.98383
C	106.290	2.45	A/A2	25-35	07/15/2025	ISWPS	110	1.325	1.32	99.99674
D	68.020	3.22	BBB/Baa2	35-43	07/15/2026	ISWPS	150	1.741	1.73	99.98525
E	69.450	3.91	BB/NR	43-49	08/17/2026	ISWPS	320	3.469	3.44	99.98476
F	28.340	4.06	B/NR	49-49	06/15/2027	ISWPS	535	5.627	5.56	99.99242

-Transaction Details-
* Ticker : EART 2020-3
* Deal Size : $682mm *No Grow*
* Format : Class A-1 -> D Public | Class E and F 144A/IAI/RegS
* Ratings : S&P / Moody's
* Settle : 09/23/20
* First Pay Date : 10/15/20
* ERISA Eligible : Class A-1 -> D Yes | Class E and F No
* Bill & Deliver : Citi
* Min Denoms : Class A-1 -> D $1K X $1K | Class E and F $1,041K X $1K
* Pricing Speed: 1.50% ABS to 10% call

- Available Materials -
* Documents: Preliminary Prospectus, Offering Memorandum, FWP, and CDI
* DealRoadshow : Dealroadshow.com Entry Code : EART203
* Intex Deal Name: XEXAR2003 Password : VY37

Public CUSIP / ISIN:
A-1: 30166N AA4 / US30166NAA46
A-2: 30166N AB2 / US30166NAB29
A-3: 30166N AC0 / US30166NAC02
B: 30166N AD8 / US30166NAD84
C: 30166N AE6 / US30166NAE67
D: 30166N AF3 / US30166NAF33
E: -
F: -
144A CUSIP / ISIN:
E: 30166N AJ5 / US30166NAJ54
F: U30166N AL0 / S30166NAL01

IAI CUSIP / ISIN:
E: 30166N AK2 / US30166NAK28
F: 30166N AM8 / US30166NAM83

RegS CUSIP/ ISIN:
E: U3002N AA6 / USU3002NAA64
F: U3002N AB4 / USU3002NAB48

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.